UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2020

Park Hotels & Resorts Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Tysons Blvd., 7th Floor, Tysons, VA		22102
(Address of Principal Executive Offices)		(Zip Code)

(571) 302-5757

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Park Hotels & Resorts Inc. (the “Company”) is party to a Credit Agreement, originally dated as of December 28, 2016, as amended, by and among the Company, certain subsidiary borrowers of the Company, and the lenders and other parties thereto (the “Credit Agreement”), which governs the Company’s $1 billion unsecured revolving credit facility (the “Revolving Credit Facility”) that matures on December 24, 2020 with two, six-month extension options if certain conditions are satisfied. The material terms of the Credit Agreement and the Revolving Credit Facility are described in our Current Reports on Form 8-K filed with Securities and Exchange Commission (the “SEC”) on December 30, 2016 and September 4, 2019, which descriptions are incorporated by reference herein.

As of March 20, 2020, the Company had $350 million outstanding under the Revolving Credit Facility. On March 20, 2020, the Company provided notice to the lenders to borrow the $650 million remaining available under the Revolving Credit Facility so that a total of $1.0 billion is currently outstanding. The Revolving Credit Facility bears interest at variable rates at our option, based upon either a base rate or LIBOR rate.  The weighted average interest rate for all borrowings under the Revolving Credit Facility is 2.46%.

The Company increased its borrowings under the Revolving Credit Facility as a precautionary measure due to the challenging business environment related to the COVID-19 virus. The proceeds from the incremental Revolving Credit Facility borrowings are currently being held on the Company’s balance sheet, resulting in approximately $1.3 billion in cash and cash equivalents on its balance sheet as of March 26, 2020. In accordance with the terms of the Credit Agreement, the proceeds from the incremental Revolving Credit Facility borrowings may in the future be used for working capital, general corporate or other purposes permitted by the Credit Agreement.

Item 7.01.  Regulation FD Disclosure.

The Company issued a press release on March 26, 2020 announcing its $650 million draw under the Revolving Credit Facility.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release dated March 26, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to the Company’s current expectations regarding the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and the Company urges investors to carefully review the disclosures the Company makes concerning risk and uncertainties in Item 1A: “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in the Company’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park Hotels & Resorts Inc.

Date: March 26, 2020	By:	/s/ Sean M. Dell’Orto
Sean M. Dell’Orto
Executive Vice President and Chief Financial Officer